Mr. Hans Peter Michelet, Chairman

Dear HP,

It is with regret that I must inform you and the Board of Directors of Energy Recovery, Inc. of my decision not to stand for re-election as a director at the 2014 AGM of stockholders. My decision is not based on any disagreement with the Company's Board of Directors or the management, but rather based on time demands such as that by my position as Chairman of HP's China Region. In fact I am very pleased to see the progress ERI has made in strengthening our dominant position in the desalination market and in branching out to new addressable market leveraging our core advantages.

It has been a privilege and a pleasure serving as director of Energy Recovery, and I fully expect success from the journey we have undertaken. I wish you and the Company the best going forward.

With best personal wishes,

Robert Mao

Robert Y. L. Mao March 13, 2014